Exhibit 99.1

FOR IMMEDIATE RELEASE:

September 19, 2019

MMA Capital Holdings Announces Revolving Credit Facility and Share Buyback Plan

BALTIMORE, September 19, 2019 / PRNewswire — MMA Capital Holdings, Inc. (Nasdaq: MMAC) (“MMA Capital” or “the Company”) today announced that its indirect wholly-owned subsidiary, MMA Energy Holdings, LLC (“MEH”), entered into a secured revolving credit facility (“Credit Agreement”) with the lenders party thereto (the “Lenders”) and East West Bank (“EWB”), as administrative and collateral agent (“Agent”).  The Credit Agreement establishes a $125 million revolving credit facility of which $70 million has been committed and $30 million has been advanced as of the initial closing. The committed amount may be increased up to the full amount of the facility after the initial closing upon the joinder of additional lenders and may be further expanded by up to an additional $50 million with the concurrence of the Lenders.

The Credit Agreement has a floating interest rate of LIBOR plus 2.75%, payable monthly in arrears and matures in 36 months, subject to one twelve-month extension at the option of the Company.  The Credit Agreement is secured by the Company’s equity interest in MEH, as well as cash flows generated by MEH’s investments in certain renewable energy lending joint ventures and a general guaranty provided by the Company. Proceeds drawn on the facility can be used for existing and additional investments in debt associated with renewable energy and reasonable operating expenses of MEH.

Michael Falcone, MMA Capital’s Chief Executive Officer stated, “Today we entered into a new credit facility that will help us increase the Company’s investment in its renewable energy lending platforms and in managing our cash reserves.  Although it may take some time to be reflected in our results, with this facility, we expect to improve the Company’s return on investment in the renewable energy lending portfolio by limiting the amount of idle cash and leveraging our portfolio returns, as well as increasing our overall capital invested in the portfolio. This agreement was a strategic goal of the Company for 2019 and we are pleased to achieve such attractive pricing for the facility.”

Additional information on the Credit Agreement can be found in the Current Report on Form 8-K filed by the Company today.

Brean Capital, LLC (“Brean”) served as the Company’s Advisor and Placement Agent for the Facility. Brean is a full service broker dealer and investment bank, headquartered in New York, with offices throughout the United States, including Chicago, Boston and Memphis.

East West Bancorp is a publicly owned company with total assets over $41.0 billion and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent banks headquartered in California.

Share Buyback Plan

In addition to approving the Credit Agreement, the board of directors also approved a new share buyback plan (“Buyback Plan”) authorizing the Company to repurchase up to 100,000 shares of the Company’s common stock at market prices up to the Company’s most recently reported diluted common shareholders’ equity per share, which is currently $36.46, as reflected in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2019.  The Company may use a Rule 10b5-1 plan to implement the Buyback Plan, subject to purchase volume limitations as defined by Rule 10b-18.  The

Buyback Plan will include block trade purchases of up to 10,000 shares in any given week and will expire at the earlier of the close of trading on December 31, 2019 or the purchase of 100,000 shares of the Company’s common stock.  The timing and actual number of shares acquired will depend on a variety of factors, including price, general business and market conditions, and investment opportunities.

The Buyback Plan does not obligate the Company to acquire any particular number of shares of the Company’s common stock, and the Buyback Plan may be suspended or discontinued by the Company at any time during an open trading window.

About MMAC Capital

MMA Capital invests in debt associated with renewable energy infrastructure and real estate. MMA Capital is externally managed and advised by Hunt Investment Management, LLC, an affiliate of Hunt Companies, Inc. For additional information about MMA Capital Holdings, Inc. (Nasdaq: MMAC), please visit MMA Capital’s website at www.mmacapitalholdings.com.  For additional information about Hunt Investment Management, LLC, please see its Form ADV and brochure (Part 2A of Form ADV) available at https://www.adviserinfo.sec.gov.

Source: MMA Capital Holdings, Inc.

Contact: Brooks Martin, Investor Relations, (855) 650-6932

Cautionary Statement Regarding Forward-Looking Statements

This Release contains forward-looking statements intended to qualify for the safe harbor contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the Credit Agreement and other statements identified by words such as “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “seek,” “would,” “could,” and similar words or expressions and are made in connection with discussions of future events and operating or financial performance.

Forward-looking statements reflect our management’s expectations at the date of this Release regarding future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. Our actual results and financial condition may differ materially from what is anticipated in the forward-looking statements. There are many factors that could cause actual conditions, events or results to differ from those anticipated by the forward-looking statements contained in this Release. For a discussion of certain of those risks and uncertainties and the factors that could cause our actual results to differ materially because of those risks and uncertainties, see Part I, Item 1A, Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2018 (“2018 Annual Report “), filed with the United States Securities and Exchange Commission to which reference is hereby made. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned not to place undue reliance on forward-looking statements in this Release or that we may make from time to time. We expressly disclaim any obligation to revise or update any forward-looking statements in this Release, whether as a result of new information, future events or otherwise.

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